Exhibit 2.1

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of December 16, 2012 (this “Amendment”), to the Agreement and Plan of Merger, dated as of November 5, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger (“Amendment No. 1”), dated as of December 9, 2012 (the “Merger Agreement”), by and among Imagination Technologies Group plc, a public limited company under the laws of England and Wales (“Parent”), Imagination Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and MIPS Technologies, Inc., a Delaware corporation (the “Company”).  Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement.

W I T N E S S E T H :

WHEREAS, Parent, Acquisition Sub and the Company desire to amend the Merger Agreement, in accordance with Section 8.4 thereof, as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment to Section 3.1(b) of the Merger Agreement. Section 3.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(b)
Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Recapitalization, including the Total Option Cash Payment, and other than shares canceled pursuant to Section 3.1(a) and Dissenting Shares) shall be converted into the right to receive $7.94 in cash, without interest (the “Merger Consideration”).  Each share of Company Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Company Common Stock shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2, the Merger Consideration, without interest thereon.

2.	Amendment to Section 6.14 of the Merger Agreement. Section 6.14 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

6.14
Recapitalization and Holdback; Tax Characterization.  Following the closing of the Patent Sale Transaction but prior to the Closing, the Company shall, subject to obtaining the Requisite Stockholder Approval, effect the Recapitalization by filing a certificate of amendment to the Amended and Restated Certificate of Incorporation of the Company in substantially the form attached hereto as Exhibit A (the “Recapitalization Certificate”); provided however, that the Company shall take all actions necessary or appropriate such that the aggregate Recapitalization amount shall be reduced to the extent necessary to cause the Company to have available cash, following the Recapitalization, in an amount equal to at least Ninety-Nine Million Seven Hundred Thousand Dollars ($99,700,000), as may be adjusted in the event of an Alternative Patent Sale Agreement (the “Holdback Amount”).  Parent, Acquisition Sub and the Company acknowledge and agree that (x) each share of Company Common Stock issued and outstanding immediately prior to the Recapitalization shall, as a result of the Recapitalization, be converted into the right to receive an amount in cash equal to (i) (a) the amount of cash held by the Company following the closing of the Patent Sale Transaction less (b) the Holdback Amount, less (c) the Total Option Cash Payments divided by (ii) (a) the outstanding shares of Company Common Stock plus (b) the outstanding Company Restricted Stock Units, to be calculated one Business Day prior to the Recapitalization in accordance with Schedule 6.14 of the Company Disclosure Schedule  (the “Recapitalization Cash Portion”, and the sum of all such payments, the “Total Recapitalization Cash Portion”) and 0.226276 shares of Company Common Stock, and (y) the Recapitalization of Company Common Stock is both a condition to, and part of a plan that includes, the consummation of the Merger.  Accordingly, Parent, Acquisition Sub and the Company shall treat, and shall cause their affiliates to treat, such Recapitalization and the conversion of Company Common Stock described in Section 3.1(b) as a single integrated transaction for U.S. federal income Tax purposes governed by Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Revenue Ruling 54-458, 1954-2 C.B. 167, and shall file all Tax Returns and reports consistent with such treatment, shall not treat any portion of the Recapitalization as a dividend for U.S. federal income Tax purposes, and shall take no position inconsistent therewith in any such Tax Return or report or in any proceeding in respect of Taxes.

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3.
Amendment to Appendix A of the Merger Agreement.  The definition of “Aggregate Merger Consideration” contained in Appendix A of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Aggregate Merger Consideration” shall mean One Hundred Million Dollars ($100,000,000.00), comprised of the Total Common Merger Consideration and the Total Restricted Stock Unit Payments.

4.	Amendment to Exhibit A of the Merger Agreement. Exhibit A of the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

5.
Amendment to Schedule 6.14 of the Company Disclosure Schedule.  Schedule 6.14 of the Company Disclosure Schedule is hereby deleted in its entirety and replaced with the Schedule 6.14 as has been delivered to Parent and Acquisition Sub prior to the execution of this Amendment.

6.	Miscellaneous.

(a)
From and after the date hereof, all references in the Merger Agreement to “this Agreement” shall be deemed to mean the Merger Agreement as amended by Amendment No. 1 and this Amendment, but references to “the date of this Agreement,” or “the date hereof” in the Merger Agreement, as amended, shall be deemed to be November 5, 2012.

(b)	Except as expressly amended hereby, the Agreement shall remain in full force and effect.

(c)
Each party to this Amendment hereby represents that it has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under the Amendment, and to consummate the transactions contemplated by this Amendment; that the execution and delivery of this Amendment and the consummation of the transactions contemplated by this Amendment by such party, as the case may be, have been duly authorized by all necessary corporate action on the part of such party and that this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

(d)	The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

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(e)
This Amendment and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Amendment or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(f)
This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment.  The parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

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[Signature Pages Follow]

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IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Amendment No. 2 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

IMAGINATION TECHNOLOGIES GROUP PLC

By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	CFO

IMAGINATION ACQUISITION SUB, INC.

By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	CFO

MIPS TECHNOLOGIES, INC.

By:	/s/ Sandeep Vij
	Name:	Sandeep Vij
	Title:	CEO

Exhibit A

Form of Recapitalization Certificate

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MIPS TECHNOLOGIES, INC.

_________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
_________________________________________

MIPS Technologies, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

1.           This Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

2.           Immediately upon the filing and effectiveness of the Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law (the “Effective Time”), and without any further action on the part of the Corporation or its stockholders, each share of Common Stock issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified, changed and converted into (i) 0.226276 of a validly issued, fully paid and non-assessable share of Common Stock and (ii) an entitlement to receive a payment in cash equal to $[•] from the Corporation's transfer agent.

3.           This Amendment to the Amended and Restated Certificate of Incorporation amends Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, supplemented or restated, by deleting the Section 1 of Article IV thereof and substituting in lieu thereof a new section, which shall read in its entirety as follows:

Section 1. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is 300,000,000 shares, of which (i) 250,000,000 shares shall be Common Stock, par value $0.001 per share (the “Common Stock”), and (ii) 50,000,000 shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”).

4.           This Amendment to the Amended and Restated Certificate of Incorporation shall be immediately effective upon filing with Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, MIPS Technologies, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this [•] day of [•], 2013.

MIPS TECHNOLOGIES, INC.

By:
Name:
Title: